EXHIBIT 99.1

November 20, 2013                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS OCTOBER OPERATING STATISTICS

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“October was a good start to our fiscal year, as the S&P 500 rose 4.5 percent for the month and we experienced healthy activity levels in our Private Client Group and Equity Capital Markets businesses,” said Paul Reilly, CEO.
Total securities commissions and fees of $266 million were up 8.9 percent over last year’s October and up 4.4 percent over the preceding month, as the Private Client Group benefited from starting the month with a record level of fee-based assets, most of which are billed in advance based on the values at the beginning of each quarter.
Due largely to rising equity markets, client assets under administration and financial assets under management both established new records in October. Client assets under administration reached $436 billion, up 13.7 percent over last year’s October and up 2.6 percent over the preceding month, while financial assets under management were $58 billion, up 35.4 percent over last year’s October and up 3 percent over the preceding month.
“Improved commission volume in Equity Capital Markets was driven in part by an active new issue calendar,” continued Reilly. “In Fixed Income, trading results remain solid while commission levels remain subdued.”
Outstanding loans at Raymond James Bank were up to $8.9 billion, nearly 10 percent increase over last year’s October and a 1 percent increase from the preceding month. The environment for new loans in our target market remains very competitive.
“With the integration of Morgan Keegan essentially completed, we are now completely focused on growing our business profitability and serving our clients and advisors,” said Reilly.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have approximately 6,200 financial advisors serving approximately 2.5 million accounts in approximately 2,500 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $436 billion.

Forward-Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in realizing the projected benefits of the Morgan Keegan acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2012 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended June 30, 2013, March 31, 2013, and December 31, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Raymond James Financial, Inc.
Operating Data

	October 2013		September 2013		October 2012
	(23 business days)		(20 business days)		(21 business days)

Total securities commissions and fees (1)	$265.9	mil.	$254.6	mil.	$244.2	mil.

Client assets under administration	$436.3	bil.	$425.4	bil.	$383.9	bil.

Private client group assets under administration	$413.1	bil.	$402.6	bil.	$365.6	bil.

Financial assets under management (2)	$57.7	bil.	$56.0	bil.	$42.6	bil.

Raymond James Bank total loans, net	$8.9	bil.	$8.8	bil.	$8.1	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.